SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Materials Pursuant to Section 240.14a-12

Endurance Specialty Holdings Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	1)	Title of each class of securities to which the transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐		Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

November 11, 2016

Dear Endurance Colleagues:

I would like to take this opportunity to provide you with an update on our acquisition by SOMPO Holdings, Inc. Our initial focus will be on planning for our post-closing financial integration with SOMPO Holdings. Immediately following the transaction close, it will be critical that we are appropriately integrated into their financial reporting and other key processes to ensure compliance with regulatory and reporting requirements. We are also in the process of preparing our proxy statement filing, which will serve as the basis for the Endurance shareholder vote, which is necessary for the approval and closing of the transaction. Based on feedback from our investors and analysts, we believe that the transaction will be approved by our shareholders. In addition, regulatory and antitrust filings are in process in the countries in which both SOMPO and we operate and, based on preliminary discussions with the various regulatory bodies, we expect that they will approve the transaction.

Until the transaction is complete, Endurance and SOMPO, and their respective subsidiaries, must continue to operate as independent companies.  Bringing together our respective organizations, portfolios and infrastructure will entail extensive integration activities which will not get underway until after the closing of the transaction, which is expected to occur on or around March 31, 2017. Planning for this integration has only just begun. As we get closer to the transaction close, we expect that we will be able to engage in more intense discussions and planning around the specifics of integrating our companies.

In the interim, I encourage you to remain focused on our clients and our day-to-day business activity. It is imperative that we maintain the highest quality of service that our business partners expect of us, and that we finish the year as strongly as we have started, delivering profitable and attractive growth.

I would also like to remind you that you should not reach out to your counterparts at SOMPO unless specifically requested to do so by a member of the Endurance Executive Leadership Team. If you are contacted by SOMPO colleagues or have any questions, please contact your manager or a member of our Executive Leadership Team.

I continue to be extremely enthusiastic and excited about the new opportunities that will be available to us as part of SOMPO. The transaction will mark a critical and historic milestone in the transformation of Endurance, increasing our scale and relevance to our clients and distribution partners, improving our financial strength, opening new markets and geographies, and positioning us for continued and accelerated growth.

Over the coming months, we will continue to keep you fully informed of our progress toward this significant milestone.

Sincerely,

/s/ John Charman
John Charman

Additional Information and Where to Find It

In connection with the proposed transaction, Endurance will file with the Securities Exchange Commission (“SEC”) a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement or any other document which Endurance may file with the SEC.  INVESTORS IN AND SECURITY HOLDERS OF ENDURANCE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by Endurance through the web site maintained by the SEC at www.sec.gov or by contacting Endurance’s investor relations department.

Participants in the Solicitation

Endurance and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Endurance’s shareholders in connection with the proposed transaction.  Information regarding Endurance’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Endurance’s annual proxy statement filed with the SEC on April 8, 2016.  A more complete description will be available in the proxy statement on Schedule 14A.  You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC.  All such documents, when filed or furnished, are available free of charge at the SEC's website (www.sec.gov) or by directing a request to Endurance’s investor relations department.